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                       SNYDER OIL CORPORATION
                 COMPUTATION OF NET INCOME PER SHARE
          FOR THE YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993
          (In thousands except per share data)


                                           Year Ended December 31,
                                            1991     1992     1993
Income before accounting
 change and extraordinary item             $8,811  $16,875   $27,608
Cumulative effect of change
  in accounting for taxes                        0    3,763        0
Extraordinary item-early
  extinguishment of debt                         0       0   (1,944)

Net income                                  8,811   20,638   25,664
Dividends on preferred stock                 (453)  (4,800)  (9,100)

     Net income available to common        $8,358  $15,838  $16,564



Weight average shares outstanding          22,839   22,722   23,096
Add common stock equivalents                  705    6,823   10,389

     Weight average common stock and
        equivalents outstanding            23,544   29,545   33,486


Primary net income per share:

Income before accounting change and
  extraordinary item                         $.39     $.74    $1.19
Cumulative effect of change in
  accounting for taxes                          0      .17        0
Extraordinary item-early extinguishment
  of debt                                       0        0     (.08)

Net income                                    .39      .91     1.11
Dividends on preferred stock                 (.02)    (.21)    (.39)

     Net income available to common          $.37     $.70     $.72


Fully diluted net income per share:

Income before accounting change
  and  extraordinary item                    $.37     $.57     $.82
Cumulative effect of change
 in accounting for taxes                        0      .13        0
Extraordinary item-early
  extinguishment of debt                        0        0     (.05)

Net income                                    .37      .70      .77
Dividends on preferred stock                    0        0        0

     Net income available to common          $.37     $.70     $.77
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